Exhibit 99.1

[LOGO] OSTEOTECH INC.
       Innovators in Musculoskeletal Science

--------------------------------------------------------------------------------
         51 James Way, Eatontown, New Jersey 07724 USA o 1-800-537-9842
--------------------------------------------------------------------------------

                                                                    NEWS RELEASE

FOR IMMEDIATE RELEASE                           Contact: Michael J. Jeffries
                                                         (732) 542-2800
October 25, 2004
                                                NASDAQ Symbol: OSTE

            OSTEOTECH REPORTS PROFITABLE THIRD QUARTER 2004 RESULTS;
                        INCREASES 2004 EARNINGS GUIDANCE

Osteotech Inc. announced today that consolidated revenues in the three months and nine months ended September 30, 2004 were $22,132,000 and $68,134,000, respectively, as compared to $23,135,000 and $70,406,000, respectively, for the same periods of 2003. The decline in revenues is attributed to a number of factors, including continued lower unit volume in the Company's domestic Grafton(R) DBM and Graftech(R) Bio-implant product lines. Additionally, and as has been previously disclosed, effective June 30, 2004, we exited the metal spinal implant business. As a result, we had no revenues in the three months ended September 30, 2004 from this line of business, but had revenues of $1,718,000 from metal spinal implants in the nine months ended September 30, 2004. Consolidated revenues in the three months and nine months ended September 30, 2003 included $1,597,000 and $3,424,000, respectively, from metal spinal implants. Domestic revenues in the three months and nine months ended September 30, 2004 were $19,313,000 and $59,678,000, respectively, as compared to $21,134,000 and $64,317,000, respectively, in the same periods of 2003. International revenues increased 41% and 39% to $2,819,000 and $8,456,000, respectively, in the three months and nine months ended September 30, 2004, as compared to $2,001,000 and $6,089,000, respectively, in the three months and nine months ended September 30, 2003.

The Company realized net income in the three months ended September 30, 2004 of $1,022,000 or $.06 diluted net income per share and incurred a net loss in the nine months ended September 30, 2004 of $660,000, or $.04 diluted net loss per share. The three

                                     - more-
months ended September 30, 2004 was positively impacted by currency exchange rates which contributed $.01 to diluted net income per share and each of the periods was positively impacted by a lower effective income tax rate primarily resulting from the utilization of foreign net operating loss carryforwards, which contributed an additional $.01 to diluted net income per share. Additionally, the Company settled a lawsuit with Alphatec Manufacturing, Inc. in third quarter 2004, resulting in a $479,000 pre-tax reversal of estimated purchase commitment penalties related to this lawsuit or $.02 diluted net income per share after provision for income taxes in the three months and nine months ended September 30, 2004. In the three months and nine months ended September 30, 2003, the Company reported consolidated net income of $564,000 or $.03 diluted net income per share and $4,487,000 or $.25 diluted net income per share, respectively.

Mr. Richard W. Bauer, Osteotech's Chief Executive Officer, stated "We continue to perform exceptionally well against two of our three growth strategies. Growth in our international business remains strong as evidenced by our 41% revenue growth in third quarter and we are experiencing significant success with our private label strategy which experienced revenue growth of 204% in the third quarter. Growth in our domestic business, sold through our agent and direct sales organization, continues to experience difficulties, however, the Company has made significant strides towards turning this around."

Mr. Bauer concluded, "The Company had previously disclosed in its second quarter, 2004 earnings report that it expected revenues for the year to be in the range of $90 million to $94 million and we expected a net loss per diluted share of $.08 to $.12. The Company continues to believe it will achieve 2004 revenues in the range of $90 million to $94 million, however, as a result of better than expected third quarter profitability, which increased 81% over the previous year's third quarter, we are lowering our diluted net loss per share guidance for the year to $.02 to $.05."

Mr. Sam Owusu-Akyaw, Osteotech's President and Chief Operating Officer, stated, "We have made progress in the past three months instituting infrastructure and organization changes to stimulate the domestic business. We have started implementing two key initiatives that are focused on revenue growth and productivity. Our revenue growth initiative is to drive sales with a total focus on meeting customer needs through a strategy of marketing the science and technology behind Osteotech processed allografts products. Our

                                    - more -
sales and marketing goal is to differentiate Grafton(R) DBM and Graftech(R) Bio-implants from competitive products using published literature. Our Think Tank educational program for surgeons is gaining traction and we are going to expand upon it with a focus on several strategic clinical specialties. To effectively execute our field actions, we are employing new field executives to manage our independent sales agents to focus more sales time on Osteotech products. Our sales management team will also manage our new field specialists program. The field specialists are highly trained Osteotech personnel who will assist agent representatives to sell the science and technology of our products to surgeons. They will also be utilized to elevate the knowledge of our agent representatives through field training activities. Gross margin improvement is a key activity in our productivity initiative. We have made progress in identifying the key components in our gross margin equation, and are taking steps to implement improvements. The gross margin issues are multifaceted and the results will come in small increments. It will take some time to improve and sustain gross margin to an acceptable level."

Revenue in the DBM Segment increased 4% in the three months ended September 30, 2004 to $12,021,000 and declined to $34,316,000 in the nine months ended September 30, 2004, as compared to the same periods of 2003 revenues of $11,534,000 and $35,166,000, respectively. The increased Segment revenues in the third quarter of 2004 is associated with a 204% increase in domestic private label DBM revenues and a 21% increase in international Grafton(R) DBM revenues, which were mostly offset by a 10% decline in domestic Grafton(R) DBM revenues. Domestic DBM revenues, including private label revenues, were $10,574,000 and $29,457,000, respectively, in the three months and nine months ended September 30, 2004 as compared to $10,335,000 and $31,609,000, respectively, in the same periods of last year. International Grafton(R) DBM revenues were $1,447,000 and $4,859,000, respectively, in the three months and nine months ended September 30, 2004 as compared to $1,199,000 and $3,557,000, respectively, in the three months and nine months ended September 30, 2003.

The DBM Segment operating income declined to $2,008,000 and $3,249,000, respectively, in the three months and nine months ended September 30, 2004 as compared to $2,761,000 and $10,418,000, respectively, in the same periods of 2003. These declines are

                                    - more -
attributable to the decline in domestic Grafton(R) DBM revenues and a corresponding decline in gross profit margins, which resulted from the under absorption of costs due to lower unit volume of production.

Revenues in the Base Tissue Segment were $9,673,000 and $30,724,000, respectively, in the three months and nine months ended September 30, 2004, as compared to $9,675,000 and $30,587,000, respectively, in the three months and nine months ended September 30, 2003. The Segment's domestic revenues declined to $8,540,000 and $28,012,000, respectively, in the third quarter and nine months ended September 30, 2004 as compared to $9,082,000 and $28,939,000, respectively, in the same periods of 2003. This decline in domestic revenues is primarily because of lower bio-implant revenues. The Segment's international revenues increased 91% and 65% to $1,133,000 and $2,712,000, respectively, in the third quarter and nine months ended September 30, 2004 from $593,000 and $1,648,000, respectively, in the same periods of 2003. These increases are associated with increased OsteoPure(TM) Femoral head and traditional tissue revenues.

The Base Tissue Segment incurred operating losses of $929,000 and $1,993,000, respectively, in the three months and nine months ended September 30, 2004 as compared to an operating loss of $216,000 in the three months ended September 30, 2003 and operating income of $1,666,000 in the nine months ended September 30, 2003. The 2004 operating losses were due primarily to the decline in domestic Graftech(R) Bio-implant revenues and a decline in gross profit margins due to under absorption of costs because of lower unit production.

Mr. Bauer will host a conference call on October 26, 2004 at 9:00 a.m. Eastern Time to discuss third quarter results. You are invited to listen to the conference call by dialing (706) 634-5453. The conference will also be simultaneously Web Cast at http://www.osteotech.com. Automated playback will be available from 2:00 p.m. Eastern Time, October 26, through 11:55 p.m., November 2, by dialing (706) 645-9291 and indicating access code 1494502.

Certain statements made throughout this press release that are not historical facts contain forward-looking statements (as such are defined in the Private Securities Litigation Reform Act of 1995) regarding the Company's future plans, objectives and expected performance.

                                    - more -

Any such forward-looking statements are based on assumptions that the Company believes are reasonable, but are subject to a wide range of risks and uncertainties and, therefore, there can be no assurance that actual results may not differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, differences in anticipated and actual product and service introduction dates, the ultimate success of those products in the market place, the continued acceptance and growth of current products and services, the impact of competitive products and services, the availability of sufficient quantities of suitable donated tissue and the success of cost control and margin improvement efforts which factors are detailed from time to time in the Company's periodic reports (including the Annual Report on Form 10-K for the year ended December 31, 2003 and the Form 10-Q for each of the first two quarters of 2004) filed with the Securities and Exchange Commission. All information in this press release is as of October 25, 2004 and the Company undertakes no duty to update this information.

Osteotech, Inc., headquartered in Eatontown, New Jersey, is a leading provider of human bone and bone connective tissue for transplantation and an innovator in the development and marketing of biomaterial and implant products for musculoskeletal surgery. For further information regarding Osteotech, this press release or the conference call, please go to Osteotech's website homepage at www.osteotech.com and to Osteotech's Financial Information Request Form website page at www.osteotech.com/finrequest.htm.

                                    - more -

                        OSTEOTECH, INC. AND Subsidiaries
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                  (dollars in thousands, except per share data)

                                                            Three Months                         Nine Months
                                                         Ended September 30,                 Ended September 30,
                                                   ------------------------------      ------------------------------
                                                           2004              2003              2004              2003
----------------------------------------------------------------------------------------------------------------------
Net revenues:
  Service                                          $     21,694      $     21,209      $     65,040      $     65,753
  Product                                                   438             1,926             3,094             4,653
                                                   ------------      ------------      ------------      ------------
                                                         22,132            23,135            68,134            70,406

Cost of services                                         12,129             9,914            34,826            26,959
Cost of products                                           (295)            1,217             3,415             3,422
                                                   ------------      ------------      ------------      ------------
                                                         11,834            11,131            38,241            30,381
                                                   ------------      ------------      ------------      ------------

Gross profit                                             10,298            12,004            29,893            40,025

Marketing, selling, general and administrative            7,684             9,806            27,868            28,873
Research and development                                  1,145             1,095             3,188             3,020
                                                   ------------      ------------      ------------      ------------
                                                          8,829            10,901            31,056            31,893

Operating income (loss)                                   1,469             1,103            (1,163)            8,132
Interest expense and other, net                              (4)             (126)             (349)             (590)
                                                   ------------      ------------      ------------      ------------

Income (loss) before income tax
   provision (benefit)                                    1,465               977            (1,512)            7,542
Income tax provision (benefit)                              443               413              (852)            3,055
---------------------------------------------------------------------------------------------------------------------
Net income (loss)                                  $      1,022      $        564      $       (660)     $      4,487
=====================================================================================================================
Earnings per share:
      Basic                                        $        .06      $        .03      $       (.04)     $        .26
      Diluted                                      $        .06      $        .03      $       (.04)     $        .25
                                                   ============      ============      ============      ============
Shares used in computing earnings per share:
     Basic                                           17,154,119        17,093,937        17,139,620        17,049,605
     Diluted                                         17,208,069        17,958,095        17,139,620        17,704,140

                                    - more -

                        OSTEOTECH, INC. AND Subsidiaries
                      CONDENSED CONSOLIDATED BALANCE SHEET
                                   (unaudited)
                             (dollars in thousands)

                                                           September 30,       December 31,
                                                               2004                2003
                                                           -------------       ------------
                            Assets

Cash and cash equivalents                                    $ 12,476            $ 15,326
Accounts receivable, net                                       18,656              15,187
Deferred processing costs                                      32,777              29,013
Inventories                                                     1,324               3,581
Other current assets                                            8,573               7,345
                                                             --------            --------
          Total current assets                                 73,806              70,452
Property, plant and equipment, net                             42,845              47,107
Other assets                                                    8,661               9,654
                                                             --------            --------
                                                             $125,312            $127,213
                                                             ========            ========

             Liabilities and Stockholders' Equity

Accounts payable and accrued expense                         $ 12,338            $ 11,407
Current portion of long-term debt                               2,661               2,661
                                                             --------            --------
          Total current liabilities                            14,999              14,068
Long-term debt                                                 11,266              13,262
Other liabilities                                               3,663               3,663
                                                             --------            --------
          Total liabilities                                    29,928              30,993
Stockholders' equity                                           95,384              96,220
                                                             --------            --------
                                                             $125,312            $127,213
                                                             ========            ========

                                      # # #